UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2026

FISCALNOTE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39672	88-3772307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Pennsylvania Avenue NW, 6th Floor,
Washington, D.C. 20004
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (202) 793-5300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Form 8-K/A amends and supplements the Form 8-K filed by FiscalNote Holdings, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on June 26, 2026 (the “Original 8-K”) to provide a description of the compensation arrangements between the Company and Key Compton in connection with Mr. Compton’s appointment as the Company’s President & Chief Executive Officer effective June 22, 2026. At the time of the filing of the Original 8-K, these compensation arrangements had yet to be definitively determined. The other disclosures contained in the Original 8-K are not amended hereby.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2026, Mr. Compton entered into an employment agreement with the Company (the “CEO Agreement”), pursuant to which Mr. Compton will receive an annual base salary of $425,000, a target annual incentive bonus equal to 75% of his base salary (which will be no less than the prorated target bonus amount based on the number of days Mr. Compton is employed in 2026) and an initial grant of 1,450,000 performance-based restricted shares (the “Performance Shares”), with future equity awards to be determined in accordance with Company policies. The initial Performance Share award provides for vesting based on the achievement of performance milestones tied to increases in the volume weighted average price of a share of the Company’s common stock over a period of either five or 10 years as specified in the applicable award agreement and satisfaction of service-based vesting requirements. The service condition applicable to 950,000 of the Performance Shares subject to the initial Performance Share award will be satisfied after one year of service, and the service condition applicable to the remaining 500,000 Performance Shares will be satisfied after two years of service. The applicable performance and service conditions must both be satisfied before any portion of the initial Performance Share award vests. If there is a Change in Control of the Company, as defined in the CEO Agreement, Mr. Compton will be entitled to a payment equal to $1 million, less the value of any proceeds that he receives due to the vesting of the Performance Shares (the “Transaction Bonus”) in connection with the Change in Control. Mr. Compton will be eligible to receive the Transaction Bonus for any Change in Control that occurs up to six months following his termination of employment for any reason other than for Cause (as defined in the CEO Agreement). Pursuant to the CEO Agreement, the Company has also agreed to reimburse legal fees incurred by Mr. Compton in connection with his appointment as President & Chief Executive Officer and pay Mr. Compton an amount sufficient, after taxes imposed on such payment, to satisfy Mr. Compton’s tax liability as a result of receiving the initial Performance Share award and filing a Section 83(b) election with respect thereto.

In the event that Mr. Compton’s employment is terminated by the Company without Cause or by Mr. Compton for Good Reason (each as defined in the CEO Agreement), in each case outside the Change in Control Period (as defined in the CEO Agreement), subject to Mr. Compton’s execution and non-revocation of a general release of claims in favor of the Company: (a) Mr. Compton will receive an amount equal to 50% of Mr. Compton’s base salary and 50% of his target bonus for the year in which the termination occurs, (b) the vesting of time-based conditions of Mr. Compton’s equity awards will accelerate so that his awards will be vested to the same extent as if he had provided an additional six (6) months of service from the date of termination, (c) subject to Mr. Compton’s valid election to continue participation in the Company’s healthcare plan, the Company will pay 100% of Mr. Compton’s COBRA premium until the earlier of the six (6)-month anniversary of his date of termination or Mr. Compton’s death. In the event of Mr. Compton’s termination by the Company without Cause or by Mr. Compton for Good Reason (each as defined in the CEO Agreement) within the Change in Control Period (as defined in the CEO Agreement), Mr. Compton will be entitled to (a) an amount equal to the sum of 100% of Mr. Compton’s base salary and 100% of his target bonus for the year in which the termination occurs, (b) the vesting of time-based conditions of Mr. Compton’s equity awards will fully accelerate and the performance-based conditions will become vested if and to the extent the performance vesting requirements are attained within the six (6) month period following the date of termination, and (c) subject to Mr. Compton’s valid election to continue participation in the Company’s healthcare plan, 100% coverage of Mr. Compton’s COBRA premium until the earlier of the twelve (12)-month anniversary of his date of termination or Mr. Compton’s death.

The foregoing descriptions of the CEO Agreement and the initial Performance Share award do not purport to be complete and are qualified in their entirety by reference to the CEO Agreement and initial Performance Share award, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Jon Slabaugh
Name:	Jon Slabaugh
Title:	Chief Financial Officer

Date: July 27, 2026